Exhibit 99.1
Kodak Prices Private Placement of $250 Million 10.625% Senior Secured Notes Due 2019
ROCHESTER, N.Y., March 10 — Eastman Kodak Company (NYSE: EK) today announced the pricing of a private placement of $250 million aggregate principal amount of senior secured notes due 2019 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.
The notes will be secured obligations of Kodak and will bear interest at a rate of 10.625% per year. The sale of the notes to the initial purchasers is expected to settle on March 15, 2011, subject to customary closing conditions.
     Kodak’s obligations under the notes will be fully and unconditionally guaranteed on a senior secured basis by each of Kodak’s existing and future direct or indirect wholly-owned domestic subsidiaries, subject to certain exceptions, and will be secured by a second-priority lien on substantially all domestic assets of Kodak and the guarantors, subject to certain exceptions.
     Kodak intends to use $200 million of the net proceeds from the offering for general corporate purposes and the balance to repurchase $50 million in principal amount of its 7.25% Senior Notes due 2013.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.